Exhibit 99.1

For Information: Scott Lamb
Telephone: (713) 332-4751	June 14, 2005

KAISER ALUMINUM AND UNITED STEELWORKERS ANNOUNCE RATIFICATION
OF NEW FIVE-YEAR LABOR AGREEMENTS

     FOOTHILL RANCH, California, June 14, 2005 — Kaiser Aluminum and the United Steelworkers jointly announced that approximately 800 union members at multiple Kaiser plants have ratified new five-year labor agreements.

     The new agreements commence on July 1, 2005, run through various expiration dates in 2010, and cover employees at plants in Newark, Ohio; Tulsa, Oklahoma; Richmond, Virginia; and Spokane, Washington.

     The agreements provide generally similar terms at each plant, including a ratification-signing bonus; typical industry-level annual wage increases; an opportunity to share in plant profitability; and a continuation of benefits modeled along the lines of the settlement between the parties approved by the Bankruptcy Court in February 2005.

     “I commend the Steelworker leadership for its cooperative approach to the discussions leading up to the new agreements,” said Jack A. Hockema, President and Chief Executive Officer of Kaiser Aluminum. “The company values its long relationship with the United Steelworkers, and I believe both parties share the same objective of having Kaiser emerge from Chapter 11 poised for long-term success.”

     “We are pleased with the new agreements,” said David Foster, District Director of the United Steelworkers. “They provide our members with an attractive wage and benefit package, along with the peace of mind that comes from having a new contract in place well in advance of the current contract expirations. Steelworkers at these plants are eager to contribute to the long-term future of Kaiser Aluminum.”

     The current agreements between the parties had various expiration dates later in 2005 and/or keyed to the timing of the company’s emergence from Chapter 11.

     Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, automotive, and custom industrial applications .

F-1020

     Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.